Exhibit 99.1

Echo Therapeutics Re-hires Key Product Development Team In Support of New Corporate Strategy

Philadelphia, PA, January 6, 2015 – Echo Therapeutics, Inc. (NASDAQ: ECTE), a medical device company focused on non-invasive glucose monitoring and associated technologies, announced today that the Company rehired key members of its Research & Development team to support the implementation of a new corporate strategy. The Research & Development team, led by Tom Bishop, Vice President of Operations and Product Development, will refine and adapt Echo’s current core transdermal technology for consumer and medical applications in analyte measurement.

Scott W. Hollander, Echo’s President and CEO, joins Michael M. Goldberg, M.D. and Shepard M. Goldberg, on the Board of Directors.  Effective December 31, 2014, as required by the investors in the recently announced financing, Vincent Enright, William Grieco and James Smith resigned from the Company’s Board of Directors.

“As we begin the New Year, we are excited to leverage the development progress Echo has already made to create substantial opportunities in the wearable technology space. The new strategy underscores Echo’s dual commitment to both consumer and medical applications and reaffirms Echo’s commitment to non-invasive glucose monitoring,” said Mr. Hollander. “We believe that our wearable technology products will allow us to generate near-term shareholder value without significant capital expenditure and traditional regulatory burden. I look forward to communicating our detailed plan to shareholders in the near future. ”

Echo’s strategic transformation represents an important and attractive opportunity for potential partnerships in the consumer and medical device industries for each application of its core technology. The Company’s current strategic partnership with Medical Technologies Innovation Asia Ltd., Hong Kong (MTIA) offers Echo both the potential to accelerate the commercialization of the Symphony® CGM System in China and to access MTIA’s established sales channels.

Echo’s financial position has improved significantly as a result of the previously announced agreement with Platinum Value Arbitrage Fund L.P. (Platinum), and certain other investors, to purchase shares of the Company’s stock for an aggregate purchase price of $4 million. The agreement includes an upfront investment of $1 million, with the remaining portion of the investment to be made in three consecutive $1 million monthly installments.

About Echo Therapeutics

Echo Therapeutics is developing its Symphony® CGM System as a non-invasive, wireless, continuous glucose monitoring system for the wearable computer, diabetes and hospital markets. A significant consumer opportunity exists for Symphony to be used in the fitness, weight loss and personal lifestyle space. Echo developed its needle-free skin preparation device as a platform technology that allows for enhanced skin permeation enabling extraction of analytes, such as glucose.

Cautionary Statement Concerning Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:

Christine H. Olimpio Director, Investor Relations and Corporate Communications (215) 717-4104 colimpio@echotx.com